Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Midland Opportunistic REIT, LLC of our report dated April 23, 2021, relating to the consolidated financial statements of Fundrise Midland Opportunistic REIT, LLC.

/s/ RSM US LLP

McLean, Virginia

April 23, 2021